EXHIBIT NO. 99

                                    CARNEGIE BANCORP
FOR IMMEDIATE RELEASE
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                        CARNEGIE BANCORP EARNINGS UP 17%

                       FOR SECOND QUARTER OVER PRIOR YEAR

Princeton, New Jersey -- July 16, 1996. Carnegie Bancorp announced that it had earned net income after taxes for the quarter ended June 30, 1996 of $564,000, compared to $483,000 for the same period last year, an increase of almost 17%. Primary and fully diluted net income per share for the second quarter 1996 were $.29 and $.28 respectively, compared to $.26 per share for both primary and fully diluted net income for the second quarter 1995.

For the six months ended June 30, 1996, income after taxes increased to $1,170,000, ($.59 per share for both primary and fully diluted net income), compared to $1,035,000, ($.57 per share for both primary and fully diluted net income) for the same period in 1995, representing an increase of over l3%. Shares outstanding increased to 1,843,059 at June 30, 1996, compared to 1,750.866 at June 30, 1995.

As of June 30, 1996, total loans increased to over $194 million, or an increase of 33% over the same period last year. Carnegie posted over $277 million in total assets, an increase of 22%, compared to 1995.

Carnegie Bank, N.A. is the single subsidiary of Carnegie Bancorp. Carnegie Bancorp, N.A. serves small businesses, professionals and high net worth individuals through its seven branches located in Princeton, Hamilton, Marlton, Denville, Toms River and Montgomery Township, New Jersey, as well as Langhorne, Pennsylvania. Another branch is expected to open this year in Flemington, New Jersey. The Company's stock is listed on the Nasdaq National Market System. Its tradeing symbol for common stock is CBNJ and for warrants is CBNJW.



FOR FURTHER INFORMATION, PLEASE CONTACT: Thomas L. Gray, Jr., President
                                         (609) 520-0601


    619 Alexander Rd., Princeton, NJ 08540 o 609-520-0601 o Fax 609-520-9722

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